Exhibit 10(a)
FIRST AMENDMENT TO
THE SIXTH AMENDED AND RESTATED
SYSCO CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     THIS FIRST AMENDMENT TO THE SIXTH AMENDED AND RESTATED SYSCO CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (this “Amendment”).
     WHEREAS, Sysco Corporation (the “Company”) has adopted that certain Sixth Amended and Restated Sysco Corporation Supplemental Executive Retirement Plan (the “Plan”) pursuant to a plan document effective generally as of January 1, 2005; and
     WHEREAS, the Board of Directors of the Company has determined to amend the Plan to change its definition of “Final Average Compensation” from “Eligible Earnings” (as defined in the Plan) for the highest five consecutive years out of the ten years prior to a participant’s termination of employment to Eligible Earnings for the highest five years (not necessarily consecutive) out of the ten years prior to such termination.
     NOW, THEREFORE, the Plan is hereby amended as follows, effective with respect to Plan benefits of participants who retire from the Company, or otherwise experience an event that causes the participant to become eligible to commence distributions under the Plan, on or after July 2, 2006:
(Capitalized terms used but not otherwise defined herein shall have the meaning given them in the Plan.)
1. Article I of the Plan is hereby amended by deleting the existing definition of “Final Average Compensation” in its entirety and replacing it with the following:
     “Final Average Compensation. ‘Final Average Compensation’ means a Participant’s average monthly Eligible Earnings from the Company for the five (5) Plan Years (which need not be successive) out of the ten (10) Plan Years next preceding the earliest to occur of (i), (ii), or (iii), below, that yield the highest average monthly rate of Eligible Earnings for the Participant:
(i)	a Participant’s participation in this Plan being frozen;

(ii)	a Change of Control, unless the employee remains an employee of the Company and a Participant for the Plan Year in which a Change of Control occurs and the next succeeding three (3) Plan Years; or

(iii)	the earliest to occur of the Participant’s death, Disability, or Retirement.
For purposes of determining Final Average Compensation, (x) if a Participant has participated in the Plan for less than ten (10) Plan Years, his Eligible Earnings for Plan Years prior to the Plan Year in which he commenced participation in the Plan (to the extent necessary to have ten (10) Plan Years of Eligible Earnings) shall be included, and (y) Eligible Earnings shall not include any bonus not paid pursuant to the Management Incentive Plan, or any compensation earned during the period of time prior to which (I) the Participant was employed by SYSCO or a Subsidiary or (II) the Company paying such compensation became a Subsidiary.”
     Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

     IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed this 24th day of March, 2006, effective as set forth herein.

SYSCO CORPORATION

By:	/s/ Michael C. Nichols

Name:	Michael C. Nichols
Title:	VP, GC & Corporate Secretary

ATTEST:

By:	/s/ Thomas P. Kurz
Title:	Asst. Secretary

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